FACILITY AGREEMENT

FACILITY AGREEMENT (this “Agreement”), dated as of December 3, 2013, by and among Flamel US Holdings, Inc., a Delaware corporation (“Flamel US Holdings”), Éclat Pharmaceuticals, LLC, a Delaware limited liability company (“Éclat”), Talec Pharma, LLC, a Delaware limited liability company, and Flamel Technologies, Inc., a Virginia corporation (each a “Borrower” and collectively, the “Borrowers”), and Broadfin Healthcare Master Fund, Ltd. (the “Lender” and, together with the Borrowers, the “Parties”).

WITNESSETH:

WHEREAS, the Borrowers wish to borrow from the Lender up to fifteen million Dollars ($15,000,000) for the purpose described in Section 2.1; and

WHEREAS, the Lender desires to make loans to the Borrowers for such purpose;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1           General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person:

(a)          that owns, directly or indirectly, in the aggregate more than 10% of the beneficial ownership interest of such Person;

(b)          that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; or

(c)          that directly or indirectly is a general partner, controlling shareholder, or managing member of such Person.

“Applicable Laws” means all statutes, rules and regulations of the FDA and of other Governmental Authorities in the United States or elsewhere exercising regulatory authority similar to that of the FDA applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by or on behalf of any Borrower or its Subsidiaries.

“Authorizations” has the meaning set forth in Section 3.1(p).

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“Breaking Stick” means Breaking Stick Holdings, LLC, a Delaware limited liability company formerly known as Éclat Holdings, LLC.

“Breaking Stick Indebtedness” means Indebtedness in an aggregate amount of $12,000,000 incurred pursuant to that certain Installment Sale Note dated March 12, 2012 from the Borrowers to Breaking Stick.

“Business Day” means a day on which banks are open for business in The City of New York.

“Closing Date” means the first date all the conditions precedent in Article IV are satisfied or waived by Lender.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Deerfield” means collectively, Deerfield Private Design Fund II, L.P. and Deerfield Private Design International II, L.P.

“Deerfield Credit Facility” means the secured credit facility in the original principal amount of $15,000,000 established by Deerfield in favor of the Flamel US Holdings, Inc. pursuant to the terms of the Deerfield Facility Agreement.

“Deerfield Facility Agreement” means that certain Facility Agreement dated as of December 31, 2012 between Flamel US Holdings, Inc. and Deerfield, as amended, restated, supplemented or otherwise modified from time to time.

“Deerfield Intercreditor Agreement” means the Intercreditor Agreement by and among Lender, Deerfield, Breaking Stick, Borrowers and SA.

“Default” means any event which, at the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Default Rate” means 18.0% simple interest per annum.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Eligible Market” means the over the counter Bulletin Board, the New York Stock Exchange, Inc., the NYSE Area, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market or the NYSE Alternext U.S.

“Event of Default” has the meaning given to it in Section 5.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

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“Excluded Taxes” means with respect to Lender, (a) income or franchise Taxes imposed on (or measured by) Lender’s net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which Lender is organized or incorporated or in which the applicable lending office of Lender is located, (b) any branch profits Taxes imposed by the United States of America, or (c) any withholding Tax that is imposed on amounts payable to Lender at the time Lender becomes a party to this Agreement (or designates a new lending office) or is directly attributable to Lender’s failure or inability to comply with Section 2.5(d), except to the extent that Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 2.5(a) or is legally unable to comply with Section 2.5(d) as a result of any change in the laws of the United States of America, the British Virgin Islands or France occurring subsequent to the date Lender becomes a party to this Agreement (or designates a new lending office).

“FDA” means the U.S. Food and Drug Administration.

“Final Payment” means such amount as may be necessary to repay the outstanding principal amount of the Note and any other amounts owing by the Borrowers to the Lender pursuant to the Transaction Documents.

“Final Payment Date” means the earlier of (i) the date on which the Borrowers voluntarily prepay the Note and any other outstanding Obligations under the Transaction Documents and (ii) the earlier of (x) January 31, 2017, and (y) the date that Borrowers have repaid in full the obligations owed to Deerfield under the Deerfield Credit Facility, provided that in no event shall such date be earlier than November 15, 2015.

“GAAP” means generally accepted accounting principles consistently applied as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession).

“Government Authority” means any government, governmental department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal, or administrative body or entity, whether domestic or foreign, federal, state or local, having jurisdiction over the matter or matters and Person or Persons in question.

“Hedging Obligations” means all liabilities under take-or-pay or similar arrangements or under any interest rate swaps, caps, floors, collars and other interest hedge or protection agreements, treasury locks, equity forward contracts, currency agreements or commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and any other derivative instruments, in each case, whether any Borrower and its Subsidiaries is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which liabilities any Borrower or its Subsidiaries otherwise assures a creditor against loss.

“Indebtedness” means the following:

(i)	all indebtedness for borrowed money;

(ii)	the deferred purchase price of assets or services (other than payables) which in accordance with GAAP would be shown to be a liability (or on the liability side of a balance sheet);

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(iii)	all guarantees of Indebtedness;

(iv)	the maximum amount of all letters of credit issued or acceptance facilities established for the account of Borrowers and any of their Subsidiaries, including without duplication, all drafts drawn thereunder;

(v)	all capitalized lease obligations;

(vi)	all indebtedness of another Person secured by any Lien on any property of the Borrowers or their Subsidiaries, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by the Borrowers or their Subsidiaries, being measured as the lower of (x) fair market value of such property and (y) the amount of the indebtedness secured);

(vii)	all Hedging Obligations; and

(viii)	indebtedness created or arising under any conditional sale or title retention agreement.

“Indemnified Person” has the meaning given to it in Section 6.11.

“Indemnified Taxes” means all Taxes including Other Taxes, other than Excluded Taxes.

“Indemnity” has the meaning given to it in Section 6.11.

“Intellectual Property” means (i) all patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) all trademarks, service marks, trade dress, trade names, slogans, logos, and corporate names and Internet domain names, together with all of the goodwill associated with each of the foregoing, (iii) copyrights, copyrightable works, and licenses, (iv) registrations and applications for registration for any of the foregoing, (v) computer software (including but not limited to source code and object code), data, databases, and documentation thereof, (vi) trade secrets and other confidential information, (vii) other intellectual property, including the Product Regulatory Rights and (viii) copies and tangible embodiments of the foregoing (in whatever form and medium).

“Interest Payment Date” has the meaning given to it in Section 2.7.

“Interest Rate” means 12.5% simple interest per annum.

“IP” has the meaning given to it in Section 3.1(l).

“IP Asset Disposition” shall mean any sale, assignment, or transfer of all or substantially all of Borrower’s Product Regulatory Rights in any Product.

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, privilege or other encumbrance on or with respect to property or interest in property.

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“Loan(s)” has the meaning given to it in Section 2.2(a).

“Loss” has the meaning given to it in Section 6.11.

“Major Transaction” means any of the following:

(i)           a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, following which the holders of the Ordinary Shares of SA (including holders of American Depository Shares attributable to underlying Ordinary Shares) immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold a majority of the Ordinary Shares (including American Depository Shares attributable to such Ordinary Shares) of SA or the shares of the Successor Entity (or the Parent Entity of a Successor Entity) or (b) no longer have the ability to elect a majority of the board of directors of SA or the Successor Entity (collectively, a “Change of Control Transaction”);

(ii)          a sale or transfer of all or substantially all of the SA’s assets;

(iii)         a purchase, tender or exchange offer, made to the holders of outstanding Ordinary Shares or American Depository Shares, such that following the consummation of such purchase, tender or exchange offer a Change of Control Transaction shall have occurred;

(iv)         the liquidation bankruptcy, insolvency, dissolution or winding-up (or the occurrence of any analogous proceeding) affecting SA;

(vi)         SA fails at any time to own, directly or indirectly, one-hundred percent (100%) of the equity interest in each Borrower free and clear of all Liens (other than Permitted Liens), except where such failure is as a result of a transaction permitted by the Facility Agreement or

(vii)        either of Michael S. Anderson or Steven A. Lisi shall for any reason cease to hold the office of Chief Executive Officer and Senior Vice President, Business and Corporate Development of SA, respectively, or be actively engaged in the day-to-day management of SA and Borrowers, unless within sixty (60) days of such cessation, a successor to the office of the effected individual is appointed by Borrowers, which successor is acceptable to Lender; provided that this clause (vii) shall cease to be in effect from and after November 1, 2015 if Michael S. Anderson and Steven A. Lisi (or an acceptable successor) continue to hold the office of Chief Executive Officer and Senior Vice President, Business and Corporate Development of SA, respectively on November 1, 2015.

“Material Adverse Effect” means a material adverse effect on the business, operations, condition (financial or otherwise) or assets of the Borrowers and their Subsidiaries, taken as a whole.

“Medusa Technology” means the Intellectual Property for the polymer-based sustained release technology for protein and peptide drugs known as the “Medusa Technology”, including the regulatory history and submissions, clinical data, manufacturing know-how, copyrights and trademarks, licenses, partnerships, manufacturing, supply and distribution agreements related thereto.

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“Membership Interest Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated as of March 13, 2012, by and among Breaking Stick, Éclat, SA and Flamel US Holdings, as amended, restated, supplemented or otherwise modified from time to time.

“Note” means has the meaning given to it in Section 2.2(c).

“Obligations” means all obligations (monetary or otherwise) of the Borrowers arising under or in connection with the Transaction Documents.

“Organizational Documents” means the documents under which any Borrower was organized, each as amended to date, of this Agreement.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, duties, other charges or similar levies, and all liabilities with respect thereto, together with any interest, fees, additions to tax or penalties applicable thereto (including by reason of any delay in payment) arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Transaction Document.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of a Major Transaction.

“Permitted Affiliate Transactions” means

(i)	The Royalty Agreement dated as of February 4, 2013 and entered into by Éclat Pharmaceuticals, LLC, Deerfield Private Design Fund II, L.P., and Horizon Sante FLML, SARL;

(i)	The transactions pursuant to or in connection with the Membership Interest Purchase Agreement, including without limitation the Breaking Stick Indebtedness and the warrants issued pursuant to such Membership Interest Purchase Agreement;

(ii)	The Deerfield Credit Facility;

(iii)	Transactions with the Lender and its Affiliates; and

(iv)	Transactions between and among SA, the Borrowers and their subsidiaries.

“ Permitted Indebtedness” means:

(i)	The Obligations;

(ii)	Indebtedness of the Borrowers under the Deerfield Credit Facility;

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(iii)	Item (ii) under the definition of Indebtedness (including any earnout and other similar obligations incurred to a seller in an acquisition);

(iv)	Item (v) under the definition of Indebtedness;

(v)	Indebtedness to purchase equipment and other assets, including Indebtedness secured by purchase money Liens; provided that such Indebtedness when incurred by any Borrower or any of its Subsidiaries shall not exceed the purchase price of the asset(s) financed;

(vi)	Indebtedness of any Person acquired pursuant to an acquisition, provided that such Indebtedness is either (i) not incurred in contemplation of or in connection with such acquisition or (ii) constitutes Indebtedness owing to the seller of the assets acquired in such acquisition;

(vii)	Indebtedness existing as of the date hereof and set forth on Exhibit B attached hereto;

(viii)	Hedging Obligations incurred in the ordinary course of business not for speculative purposes;

(ix)	Indebtedness in respect of letters of credit in an aggregate outstanding amount not to exceed $750,000 at any time;

(x)	Performance bonds, surety bonds, bank guaranties and similar instruments incurred in the ordinary course of business;

(xi)	Guarantees with respect to any Permitted Indebtedness;

(xii)	The Breaking Stick Indebtedness;

(xiii)	Indebtedness incurred after the earlier to occur of (a) the date on which all of the Loans have been disbursed, and (b) August 2, 2014, in an aggregate amount outstanding at any time of not more than $15,000,000 that is subordinated in right of payment to the Note pursuant to a Subordination Agreement satisfactory in form and content to the Lender;

(xiv)	Unsecured Indebtedness in an aggregate amount of 15,000,000 Euros outstanding at any one time from a Government Authority of The Republic of France; and

(xv)	Any refinancings, renewals, extensions, increases or replacements of Indebtedness listed in clauses (iii), (iv), (v) and (vi) so long as no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing.

(xvi)	Other unsecured Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time.

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“Permitted Licensing” mean the licensing of Borrowers’ Intellectual Property, including the Product Regulatory Rights, by the Borrowers to licensees in the ordinary course of business that is not an IP Asset Disposition.

“Permitted Liens” means:

(i)          Liens existing on the date hereof and set forth on Exhibit C attached hereto, and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by clause (iv), (v) or (vii) of the definition of Permitted Indebtedness;

(ii)         Liens in favor of the Lender;

(iii)        Liens in favor Deerfield and Horizon Sante FLML, SARL under the Deerfield Credit Facility and the related agreements, documents and instruments (including the related royalty agreements);

(iv)        Statutory Liens created by operation of applicable law;

(v)         Liens arising in the ordinary course of business and securing obligations that are not more than 30 days past due or are being contested in good faith by appropriate proceedings;

(vi)        Liens for taxes, assessments or governmental charges or levies not more than 30 days past due and payable or that are being contested in good faith by appropriate proceedings;

(vii)       Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(viii)      Liens in favor of financial institutions arising in connection with the Borrowers’ or their Subsidiaries’ accounts maintained in the ordinary course of the Borrowers’ and their Subsidiaries’ business held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(ix)         Liens securing Indebtedness permitted pursuant to clauses (iv), (v) and (vi) of the definition of Permitted Indebtedness;

(x)          Lessor liens;

(xi)         Pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(xii)        Deposits to secure (i) the performance of tenders, bids, trade contracts, licenses and leases, statutory obligations, surety bonds, performance bonds, bank guaranties and other obligations of a like nature incurred in the ordinary course of business (including earnest money deposits in respect of any acquisition), or (ii) indemnification obligations relating to any disposition;

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(xiii)       Easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;

(xiv)      Leases, licenses or subleases granted to others not interfering in any material respect with the business of the Borrowers and their Subsidiaries;

(xv)       Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or equivalent in foreign jurisdictions) on items in the course of collection;

(xvi)      Permitted Licensing;

(xvii)     To the extent constituting a Lien, good faith deposits required in connection with any acquisition and escrow arrangements securing indemnification obligations associated with any acquisition;

(xviii)    Liens (i) on advances of cash or cash equivalents in favor of the seller of any property to be acquired by any Borrower or any of its Subsidiaries to be applied against the purchase price for such acquisition; provided, that (x) the aggregate amount of such advances of cash or cash equivalents shall not exceed the purchase price of such acquisition and (y) the property is acquired within 90 days following the date of the first such advance so made; and (ii) consisting of an agreement to dispose of any property in a disposition of assets, in each case, solely to the extent such acquisition or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(xix)       Liens on cash collateral securing reimbursement obligations of the Borrowers and their Subsidiaries under letters of credit;

(xx)        Liens in favor Breaking Stick securing the Breaking Stick Indebtedness and other amounts owing under the Membership Interest Purchase Agreement; and

(xxi)       Liens not otherwise permitted hereunder in respect of obligations in an aggregate amount not to exceed $500,000 at any time outstanding.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Product Regulatory Rights” shall mean each and every investigational new drug application or new drug application and/or state license or registration that is held or obtained (if any) by Borrowers that is necessary to develop, conduct clinical trials relating to, manufacture, have manufactured, distribute, promote, market or sell specified drugs in the United States.

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“Products” shall mean drugs approved pursuant to the FDA’s Drug Efficiency Study Implementation to which Borrowers owns the Product Regulatory Rights.

“Register” has the meaning set forth in Section 1.4.

“Royalty Agreement” means that certain Royalty Agreement between Éclat Pharmaceuticals, LLC and Lender.

“SA” means Flamel Technologies S.A.

“SA Guaranty” means the guaranty made by SA for the benefit of the Lender guaranteeing the liabilities and obligations of the Borrowers under this Agreement and the other Transaction Documents, including the obligations of Éclat Pharmaceuticals, LLC under the Royalty Agreement.

“SA Security Documents” means (i) the Intellectual Property Security Agreement governed by the laws of New York pursuant to which SA grants to the Lender a lien and first priority security interest on the Medusa Technology to secure its obligations under the SA Guaranty, (ii) the security agreements made by SA in favor of Lender granting a lien and first priority security interest on the Medusa Technology to secure SA’s obligations under the SA Guaranty that Lender determines are necessary to establish, continue and maintain a valid, enforceable, first priority security interest in the Medusa Technology to preserve Lender’s rights and interests granted in the Medusa Technology, as against SA and third parties, with respect to the Medusa Technology registered and in use under the laws of any jurisdiction outside of the United States, and (iii) agreements governed by the laws of France pursuant to which SA grants to the Lender a lien on its property, plant and equipment located in Pessac, France to secure its obligations under the SA Guaranty.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the annual, quarterly and periodic reports filed by SA with the SEC.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Security Agreements” mean (i) the SA Security Documents, and (ii) the Security Agreement governed by the laws of New York pursuant to which the Borrowers grant liens in all of their assets to the Lender to secure their obligations under the Transaction Documents.

“Successor Entity” means any Person purchasing SA’s assets or Ordinary Shares, or any successor entity resulting from such Major Transaction.

“Subsidiary or Subsidiaries” means, as to any Borrower, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Borrower.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, fees, assessments, deductions, withholdings, all other governmental charges, and all liabilities with respect thereto, together with any interest, fees, additions to tax or penalties applicable thereto (including by reason of any delay in payment).

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“Transaction Documents” means this Agreement, the Note, the Security Agreements, the SA Guaranty, the Royalty Agreement, the Deerfield Intercreditor Agreement and any other document or instrument delivered in connection with any of the foregoing and dated the date of this Agreement or subsequent to such date, whether or not specifically mentioned herein or therein.

Section 1.2           Interpretation. In this Agreement, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement; and any reference to any of the Transaction Documents means such document as the same shall be amended, supplemented or modified and from time to time in effect.

Section 1.3           Business Day Adjustment. If the day by which a payment is due to be made is not a Business Day, that payment shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment shall be made by the Business Day immediately preceding the day by which such payment is due to be made.

Section 1.4           Books and Records and Register.

(a)          The Borrowers shall record on their books and records the amount of the Loans, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lender to the Borrowers and the interest and payments thereon.

(b)          The Borrowers shall establish and maintain at their address referred to in Section 6.1, a record of ownership (the “Register”) in which the Borrowers agree to register by book entry the interests (including any rights to receive payment hereunder) of Lender in the Loans, and any assignment of any such interest, and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the name and address of the Lender (and any change thereto pursuant to this Agreement), (2) the amount of the Loans and each funding of any participation therein, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received by the Lender from the Borrowers and its application to the Loans.

(c)          Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Note evidencing the Loans) is a registered obligation, the right, title and interest of the Lender and its assignees in and to the Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

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(d)          The Borrowers and the Lender shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to Lender shall be available for access by the Borrowers or Lender at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE 2

AGREEMENT FOR THE LOANS

Section 2.1           Use of Proceeds. The proceeds of the Loans will be used for working capital without limitation as to its use, except as otherwise prohibited by the Transaction Documents.

Section 2.2           Loans.

(a)          Subject to the satisfaction of the conditions contained in Article 4, Lender agrees to make loans to Borrowers in an amount up to the $15,000,000, as follows: (i) on the Closing Date, $5,000,000 (the “Initial Loan”), (ii) from the period from November 15, 2013 through August 15, 2014, at the request of the Borrowers, an additional loan in the amount of $5,000,000, and (iii) from the period from November 15, 2013 through August 15, 2014, at the request of the Borrowers, a second additional loan in the amount of $5,000,000 if Éclat has obtained FDA approval for a second Product, with such second Product being one of the three remaining Éclat Products as defined in the Deerfield Facility Agreement (each of the additional loans described in the foregoing clauses (ii) and (iii) is an “Additional Loan”, each Additional Loan and the Initial Loan, a “Loan” and collectively, “Loans”). No amounts prepaid (or repaid) on account of any Loan may be reborrowed.

(b)          To obtain an Additional Loan, Borrowers shall notify Lender (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by ten (10) Business Days prior to the date of the proposed date of funding.

(c)          Borrowers’ obligation to repay the Loans shall be evidenced by a promissory note (the “Note”) in substantially the form attached hereto as Exhibit A.

(d)          Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations. Each Borrower expressly understands, agrees and acknowledges that (i) Borrowers are all affiliated entities by common ownership, (ii) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Borrower has requested that Lender extend such a common credit facility to Borrowers on the terms provided herein, (iv) Lender will be lending against, and relying on a lien upon, all or substantially all of the assets of Borrowers even though the proceeds of any particular Loan made hereunder may not be advanced directly to or on behalf of a particular Borrower, (v) each Borrower will benefit by the making of the Loans and the availability of a credit facility of a size greater than each could independently warrant, and (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon each Borrower.

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Section 2.3           Payment and Prepayment.

(a)          The Borrowers shall remit the Final Payment to the Lender on the earlier to occur of (i) the Final Payment Date and (ii) the date the principal amount of the Note and all other outstanding Obligations under this Agreement are declared to be or automatically become due and payable following an Event of Default.

(b)          The Note may be prepaid in whole or in part, at any time, without any premium or penalty, upon five (5) Business Days’ notice to the Lender prior to the date of the proposed prepayment (which notice shall be irrevocable), and such prepayment shall include interest due on such date. Each prepayment shall be applied first, to accrued and unpaid interest and second, to principal.

(c)          Subject to the terms of the Deerfield Intercreditor Agreement, upon receipt of net cash proceeds from any IP Asset Disposition, Borrowers shall promptly repay the Loan in an amount equal to 100% of the net cash proceeds arising from such IP Asset Disposition, whether received at the closing of such IP Asset Disposition or at any later date. Notwithstanding the forgoing, if any IP subject to an IP Asset Disposition is subject to a prior lien in favor of Deerfield or Breaking Stick, and Deerfield or Breaking Stick (as applicable) agrees to permit such IP Asset Disposition without requiring a prepayment of any Indebtedness owing to them, then the Borrowers shall not be obligated to make any prepayment or repayment of the Loan in respect of such IP Asset Disposition.

Section 2.4           Payments. Payments of any amounts due to the Lender under this Agreement shall be made in Dollars in immediately available funds prior to 11:00 a.m New York City time on such date that any such payment is due, at such bank or places as the Lender shall from time to time designate in writing at least five (5) Business Days prior to the date such payment is due. The Borrowers shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution, in connection with making any payments under any of the Transaction Documents, except for any costs imposed by the Lender’s banking institutions.

Section 2.5           Taxes, Duties and Fees.

(a)          Any and all payments hereunder or under any other Transaction Document shall be made, in accordance with this Section 2.5, free and clear of and without deduction for any and all present or future Indemnified Taxes except as required by applicable law. If Borrowers shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Transaction Document, (i) the sum payable shall be increased by as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5) the Lender shall receive an amount equal to the sum they would have received had no such deductions been made (any and all such additional amounts payable to Lender shall hereafter be referred to as the “Additional Amounts”), (ii) Borrowers shall make such deductions, and (iii) Borrowers shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of such Taxes, Borrowers shall furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to Lender.

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(b)          In addition, Borrowers agree to pay, and authorize Lender to pay in their respective names, all Other Taxes. Within thirty (30) days after the date of any payment of Other Taxes, Borrowers shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to Lender.

(c)          Borrowers shall reimburse and indemnify, within ten (10) days after receipt of demand therefor, Lender for all Indemnified Taxes (including all Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.5(c)) paid by Lender, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the Lender setting forth the amounts to be paid thereunder and delivered to Borrowers shall be conclusive, binding and final for all purposes, absent manifest error.

(d)          Lender shall (unless Lender is a Foreign Person) on or before the date hereof provide to Borrowers a properly completed and executed IRS Form W-9 certifying that Lender is organized under the laws of the United States. If Lender is organized under the laws of a jurisdiction outside the United States (a “Foreign Person”) and is entitled to an exemption from or reduction in U.S. withholding tax it shall provide Borrowers with a properly completed and executed IRS Form W-8ECI, W-8BEN, W-8IMY or other applicable form, or any other applicable certificate or document reasonably requested by the Borrowers, and, if such Foreign Person that is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Borrowers with a certificate (the “Portfolio Interest Certificate”) representing that such Foreign Person is not a “bank” for purposes of Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Borrowers described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code, or any successor provisions thereto) and is not a conduit entity participating in a conduit Transaction arrangement as defined in Treasury Regulation Section 1.881-3 (or any successor provision thereto). Lender shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and shall promptly notify the Borrowers of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e)          If Lender determines in good faith that it has received a refund from a Government Authority relating to Taxes in respect of which the Borrowers paid Additional Amounts or made a payment pursuant to Section 2.5(c), Lender shall promptly pay such refund to the Borrowers, net of all out-of-pocket expense (including any Taxes imposed thereon) of Lender incurred in obtaining such refund, provided that the Borrowers, upon the request of Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender if Lender is required to repay such refund to such Governmental Authority. Nothing in this Section shall require Lender to disclose any information it deems confidential (including, without limitation, its tax returns) to any Person, including Borrowers.

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Section 2.6           Costs, Expenses and Losses. If, as a result of any failure by the Borrowers to pay any sums due under this Agreement on the due date therefor (after the expiration of any applicable grace periods), the Lender shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to make or maintain the Loans, the Borrowers shall pay to the Lender upon request by the Lender, the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by it of a certificate from the Lender setting forth in reasonable detail such costs, expenses and/or losses, along with supporting documentation. For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include, without limitation, any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense which may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund the Loans or any portion thereof.

Section 2.7           Interest.

(a)          The outstanding principal amount of the Note shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each month). Interest shall be paid quarterly in arrears commencing on January 1, 2014 and on the first Business Day of each April, July, October, and January thereafter (each, an “Interest Payment Date”).

(b)          Without limiting the remedies available to the Lender under the Transaction Documents or otherwise, upon the occurrence and during the continuation of an Event of Default, at the election of the Lender, the outstanding principal amount of the Note and all other outstanding Obligations shall bear interest at the Default Rate.

Section 2.8           Costs and Expenses. On the Closing Date, the Borrowers shall reimburse the Lender for its legal costs and expense incurred in effecting such transaction up to a maximum of $75,000.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1           Representations and Warranties of the Borrowers. The Borrowers represent and warrant as of the date hereof that except as set forth in a Schedule to this Agreement or the SEC Reports for the year ended December 31, 2012 or the quarterly periods ended March 31, 2013 and June 30, 2013, as in effect on the date hereof:

(a)          Each Borrower is conducting its business in compliance with its Organizational Documents, which are in full force and effect with no defaults outstanding thereunder.

(b)          No Default or Event of Default (or any other default or event of default, however described) has occurred under any of the Transaction Documents.

(c)          Each Borrower (i) is capable of paying its debts as they fall due, is not unable and has not admitted its inability to pay its debts as they fall due, (ii) is not bankrupt or insolvent and (iii) has not taken action, and no such action has been taken by a third party, for such Borrower’s winding up, dissolution, or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for such Borrower or any or all of its assets or revenues.

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(d)          No Lien exists on any Borrower’s assets, except for Permitted Liens.

(e)          The obligation of the Borrowers to make any payment under this Agreement (together with all charges in connection therewith) is absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim, cross-claim or defense of any nature whatsoever to any such payment.

(f)          No Indebtedness of the Borrowers exists other than Permitted Indebtedness.

(g)          Each of the Borrowers is validly existing as a corporation or limited liability company in good standing under the laws of its state of incorporation or formation. Each Borrower has full power and authority to own its properties and conduct its business, and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the conduct of its business makes such qualification necessary and in which the failure to so qualify would not have a Material Adverse Effect.

(h)          There is not pending or, to the knowledge of the Borrowers, threatened, any action, suit or other proceeding before any Governmental Authority (a) to which any Borrower is a party or (b) which has as the subject thereof any assets owned by the Borrowers that would be expected to result in a Material Adverse Effect. There are no current or, to the knowledge of the Borrowers, pending, legal, governmental or regulatory enforcement actions, suits or other proceedings to which any Borrower or any of its assets is subject that would be expected to result in a Material Adverse Effect.

(i)          The Transaction Documents have been duly authorized, executed and delivered by the Borrowers, and constitute a valid, legal and binding obligation of the Borrowers enforceable in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally. The execution, delivery and performance of the Transaction Documents by the Borrowers and the consummation of the transactions therein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any assets of the Borrowers pursuant to, any agreement to which any Borrower is a party or by which any Borrower is bound or to which any of the assets of any Borrower is subject, (B) result in any violation of or conflict with the provisions of the Organizational Documents or (C) result in the violation of any law or any judgment, order, rule, regulation or decree of any Governmental Authority. No consent, approval, authorization or order of, or registration or filing with any Governmental Authority is required for the execution, delivery and performance of any of the Transaction Documents or for the consummation by the Borrowers of the transactions contemplated hereby except filings contemplated with the Security Agreements and each Borrower has the corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated under the Transaction Documents.

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(j)          Each Borrower holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) required for the conduct of its business and all Necessary Documents are valid and in full force and effect; and no Borrower has received written notice of any revocation or modification of any of the Necessary Documents and the Borrowers have no reason to believe that any of the Necessary Documents will not be renewed in the ordinary course, and each Borrower is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees applicable to the conduct of its business.

(k)          Each Borrower has good and marketable title to all of its assets free and clear of all Liens except Permitted Liens. The property held under lease by the Borrowers is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Borrowers.

(l)          Each Borrower owns or has the right to use pursuant to a valid and enforceable written license, implied license or other legally enforceable right, all of the Intellectual Property that is necessary for the conduct of its business as currently conducted (the “IP”). To the knowledge of the Borrowers, the IP that is registered with or issued by a Governmental Authority is valid and enforceable; there is no outstanding, pending, or, to the knowledge of the Borrowers, threatened action, suit, other proceeding or claim by any third person challenging or contesting the validity, scope, use, ownership, enforceability, or other rights of the Borrowers in or to any IP and the Borrowers have not received any written notice regarding, any such action, suit, or other proceeding. To the knowledge of the Borrowers, the Borrowers have not infringed or misappropriated any material rights of others. To the knowledge of the Borrowers, there is no pending or threatened action, suit, other proceeding or claim by others that the Borrowers infringes upon, violates or uses the Intellectual Property rights of others without authorization, and the Borrower have not received any written notice regarding, any such action, suit, other proceeding or claim, which would be expected to result in a Material Adverse Effect.

(m)          No Borrower is in violation of the Organizational Documents, or in breach of or otherwise in default under, and no event has occurred which, with notice or lapse of time or both, would constitute such breach or other default in the performance of any agreement or condition contained in any agreement under which it may be bound, or to which any of its assets is subject, except for such breaches or defaults as would not have a Material Adverse Effect.

(n)          The Borrowers have timely filed, including pursuant to all extensions, all income and franchise tax returns required to be filed by any Governmental Authority (except where the failure to file would not have a Material Adverse Effect) and are not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto. There is no pending dispute with any taxing authority relating to any of such returns, and no Borrower has any knowledge of any proposed liability for any tax to be imposed upon its properties or assets, would be expected to result in a Material Adverse Effect.

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(o)          The Borrowers have not granted rights to develop, manufacture, produce, assemble, distribute, license, market or sell their products to any other Person except in the ordinary course of business and are not bound by any agreement that affects the exclusive right of the Borrowers to develop, manufacture, produce, assemble, distribute, license, market or sell their products except in the ordinary course of business.

(p)          The Borrowers: (A) at all times have complied in all material respects with all Applicable Laws; (B) have not received any warning letter or other correspondence or notice from the FDA or any correspondence or notice from any other Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any Applicable Laws (together, the “Authorizations”), which non-compliance would be expected to result in a Material Adverse Effect; (C) possess and comply in all material respects with the Authorizations, which are valid and in full force and effect; (D) have not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorization that be expected to result in a Material Adverse Effect, and have no knowledge that any Governmental Authority is considering such action; (E) have filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations, except as would not have a Material Adverse Effect; and (F) have not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post-sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to the Borrowers’ knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.

(q)          The studies, tests and preclinical and clinical trials conducted by or on behalf of the Borrowers were and, if still pending, are being conducted in compliance in all material respects with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Applicable Laws and Authorizations, including, without limitation, the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder; the Borrowers are not aware of any studies, tests or trials, the results of which the Borrowers believe reasonably call into question any of its studies, tests or trial results and the Borrowers have not received any written notices or correspondence from any Governmental Authority requiring the termination, suspension, or material modification of any such studies, tests or preclinical or clinical trials.

(r)          The financial statements of the Borrowers provided to the Lender prior to the Closing Date and any funding date in connection with the making of an Additional Loan and identified as subject to this subsection (r) together with the related notes fairly present the financial condition of the Borrowers as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with GAAP consistently applied throughout the periods involved, subject, in the case of unaudited financial statements, to year-end adjustments; and, except as disclosed in such Schedule, there are no material off-balance sheet arrangements or any other relationships with unconsolidated entities or other persons, that may have a material current or, to the Borrowers’ knowledge, material future effect on the Borrowers’ financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses.

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(s)          The Borrowers maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(t)          Flamel US Holdings, Inc. has no Subsidiaries other than Flamel Technologies, Inc. and Éclat Pharmaceuticals LLC. Éclat Pharmaceuticals LLC has no Subsidiaries other Talec Pharma, LLC.

(u)          The representations and warranties set forth in this Section 3.1 are applicable to the Borrowers’ Subsidiaries.

Section 3.2           Borrowers Acknowledgment. The Borrowers acknowledge that they have made the representations and warranties referred to in Section 3.1 with the intention of persuading the Lender to enter into the Transaction Documents and that the Lender has entered into the Transaction Documents on the basis of, and in full reliance on, each of such representations and warranties. The Borrowers represent and warrant to the Lender that none of such representations and warranties omits any matter the omission of which makes any of such representations and warranties misleading.

Section 3.3           Representations and Warranties of the Lender. Lender represents and warrants to the Borrowers as of the date hereof that:

(a)          It is acquiring the Note for its account for investment, not as an agent or nominee, and not with a view to or for resale in connection with any distribution of the Note.

(b)          The Note must be held indefinitely unless it is subsequently registered under the Securities Act or an exemption for such registration is available.

(c)          Each Transaction Document to which it is a party has been duly authorized, executed and delivered by Lender and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1           Conditions to the Closing the Initial Loan. The obligation of the Lender to make the Initial Loan shall be subject to the fulfillment of the following conditions:

(a)          The Lender shall have received executed counterparts of the Transaction Documents;

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(b)          The Lender shall have received an officer’s certificate from each Borrower, certifying as to such Borrower’s Organizational Documents, resolutions authorizing the entering into the Transaction Documents, and incumbency;

(c)          The Lender shall have received all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Lender to be filed, registered or recorded to create or perfect the liens intended to be created under the Transaction Documents and all such documents and instruments shall have been, or concurrently with the Closing Date are, so filed, registered or recorded to the reasonable satisfaction of the Lender;

(e)          The Lender shall have received certificates of insurance evidencing Borrowers’ insurance coverage, together with a lender’s loss payable endorsement for property/casualty insurance and additional insured endorsement for liability insurance;

(f)          an opinion of Troutman Sanders, LLP, U.S. counsel to the Borrowers, addressed to the Lender, as to such matters concerning the Borrowers and the Transaction Documents as the Lender may reasonably request;

(g)          The Lender shall have received a copy of SA’s resolutions authorizing the entering into the Transaction Documents; and

(h)          The Lender shall have received such other certificates, documents, consents or opinions as the Lender reasonably may require.

Section 4.2           Conditions to the Closing of Any Loan. The obligation of the Lender to make any Loan shall be subject to the fulfillment of the following conditions:

(a)          Each of the representations and warranties set forth in Section 3.1 and Section 3.2 and elsewhere in the Transaction Documents shall be true and correct in all material respects on the date of such Loan, except to the extent that such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date).

(b)          No Default or Event of Default has occurred and is continuing or would result from the making of such Loan.

ARTICLE 5

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 5.1           Affirmative Covenants. Unless the Lender shall otherwise agree:

(a)          Each Borrower shall and shall cause its Subsidiaries to maintain its existence and qualify and remain qualified to do its business as currently conducted, except where the failure to so maintain such qualification would not reasonably be expected to have a Material Adverse Effect.

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(b)          Each Borrower shall and shall cause its Subsidiaries to comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply would not have a Material Adverse Effect.

(c)          Each Borrower shall obtain and shall cause its Subsidiaries to make and keep in full force and effect all licenses, certificates, approvals, registrations, clearances, authorizations and permits required to conduct their businesses, except where the failure to do so would not have a Material Adverse Effect.

(d)          The Borrowers shall promptly notify the Lender of the occurrence of (i) any Default or Event of Default and (ii) any claims, litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened against the any Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (iii) each event which, at the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default under this Agreement or an event of default (however described) under any Transaction Document.

(e)          (i) If SA is not required to file reports pursuant to the Exchange Act, the Borrowers will cause SA to provide unaudited quarterly consolidated financial statements of SA and its Subsidiaries within forty-five (45) days after the end of each of the first three fiscal quarters of each calendar year, and audited annual consolidated financial statements of SA and its Subsidiaries within one hundred (120) days after the end of each calendar year prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and other presentation items and to normal year-end adjustments) with, in the case of annual financial statements, a report thereon by SA’s independent certified public accountants, (ii) SA will timely file with the SEC (subject to appropriate extensions made under the Exchange Act) any annual reports, quarterly reports and other periodic reports required to be filed pursuant to the Exchange Act, and (iii) SA and its Subsidiaries will provide to the Lender copies of all documents, reports, financial data and other information that the Lender may reasonably request.

Section 5.2           Negative Covenants. Unless the Lender shall otherwise agree:

(a)          No Borrower shall and shall not permit any Subsidiary to (i) liquidate (other than Flamel Technologies Inc. which shall be liquidated and all proceeds thereof distributed to SA), provided that a Subsidiary may merge into any Borrower, or dissolve (unless such Subsidiary ceases to own any operating assets or conduct business), or (ii) enter into any merger, consolidation or reorganization, unless a Borrower is the surviving corporation. The Borrowers shall not maintain or establish any Subsidiary in the United States unless such Subsidiary executes and delivers to the Lender a guarantee substantially in the form of the SA Guaranty if such Subsidiary is organized outside of the United States, in the form of a guaranty to the same effect as the SA Guaranty customary in the jurisdiction in which such Subsidiary is organized.

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(b)          No Borrower shall, nor shall any Borrower permit any Subsidiary to (i) enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, or engage in any transaction, in any such case with an Affiliate, whereby its income or profits are, or might be, shared with such Affiliate other than Permitted Affiliate Transactions, (ii) enter into any management contract or similar arrangement whereby a substantial part of its business is managed by another Person (other than contracts and similar arrangements between or among Borrowers or SA), or (iii) distribute, or permit the distribution of, any of the Product Regulatory Rights to any Person (other than distributions to another Borrower or in connection with Permitted Licensing).

(c)          No Borrower shall, nor shall any Borrower permit any Subsidiary to create, incur or suffer any Lien upon any of its assets, now owned or hereafter acquired, except Permitted Liens, provided that upon the occurrence and continuance of an Event of Default, no Borrower shall license any of its Intellectual Property, including Permitted Licensing, without the prior consent of the Lender.

(d)          No Borrower shall, nor shall any Borrower permit any Subsidiary to assign, sell, transfer or otherwise dispose of, any Transaction Document, or the rights and obligations thereunder.

(e)          No Borrower shall, nor shall any Borrower permit any Subsidiary to create, incur, assume, guarantee or remain liable with respect to any Indebtedness, other than Permitted Indebtedness.

(f)          No Borrower shall, nor shall any Borrower permit any Subsidiary to acquire any assets (other than assets acquired in the ordinary course of business consistent with past practices and other asset acquisitions from SA or another Borrower or Subsidiary of a Borrower), directly or indirectly, in one or more related transaction, for a consideration, in cash or other property (valued at its fair market value) greater than $500,000.

Section 5.3           Major Transaction. The Borrowers shall give the Lender notice of the consummation of a Major Transaction involving SA on the shorter of thirty (30) days prior to such consummation or two (2) days following the public announcement thereof. Within five (5) days after the receipt of such notice, the Lender, in the exercise of its sole discretion, may deliver a notice to the Borrowers (the “Put Notice”), that the Final Payment shall be due and payable upon consummation of such Major Transaction. If the Lender delivers a Put Notice, then simultaneously with consummation of such Major Transaction, the Borrowers shall make or cause to be made the Final Payment to the Lender. The Borrowers shall take such steps as may be required to ensure that SA shall not consummate any Major Transaction until the Borrowers comply with the provisions of this Section 5.3.

Section 5.4           General Acceleration Provision upon Events of Default. If one or more of the events specified in this Section 5.4 shall have occurred and be continuing beyond the applicable cure period (each, an “Event of Default”), the Lender, by written notice to the Borrowers, may declare the principal of, and accrued and unpaid interest on, the Note or any part of any of it (together with any other amounts accrued or payable under the Transaction Documents) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Borrowers, and take any further action available at law or in equity, including, without limitation, the sale of the Loans and all other rights acquired in connection with the Loans:

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(a)          The Borrowers shall have failed to make payment of principal and interest under the Note when due.

(b)          The Borrowers shall have failed to comply with the due observance or performance of any covenant contained in any Transaction Document (other than the covenants described in clause (a) above), and such failure shall not have been cured by the Borrowers within thirty (30) days.

(c)          Any representation or warranty made by the Borrowers in any Transaction Document shall have been incorrect, false or misleading as of the date it was made.

(d)          (i) Any Borrower shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) any Borrower shall declare a moratorium on the payment of its debts; (iii) the commencement by any Borrower of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any applicable law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of all or substantially all of its assets; (iv) the commencement against any Borrower of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of thirty (30) days; (v) the making by any Borrower of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (vi) any other event shall have occurred which under any applicable law would have an effect analogous to any of those events listed above in this subsection.

(e)          One or more judgments against any Borrower or any Subsidiary or attachments against any of their respective property that could reasonably be expected to have a Material Adverse Effect remain(s) unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of thirty (30) days from the date of entry of such judgment.

(f)          Any Authorization held by any Borrower from any Government Authority shall have been suspended, canceled or revoked and such suspension, cancellation or revocation shall not have been cured within thirty (30) days.

(g)          Any authorization necessary for the execution, delivery or performance of any Transaction Document or for the validity or enforceability of any of the Obligations under any Transaction Document is not given or is withdrawn or ceases to remain in full force or effect.

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(h)          The validity of any Transaction Document shall be contested by the Borrowers, or any treaty, law, regulation, communiqué, decree, ordinance or policy of any jurisdiction shall purport to render any material provision of any Transaction Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by the Borrowers of the Obligations.

(i)          SA has failed to comply in any material respect with the reporting requirements of the Exchange Act, if applicable and such non-compliance shall not have been remedied by the Borrowers within thirty (30) days.

(j)          There is a failure to perform in any agreement to which any Borrower or any Subsidiary is a party with a third party or parties resulting in a right by such third party or parties to accelerate the maturity of any Indebtedness for borrowed money in an amount in excess of $500,000.

(k)          If an event of default occurs under the Installment Sale Note dated March 12, 2012 from the Borrowers to Éclat Holdings LLC in the principal amount of $12,000,000 and such note shall have been accelerated as a result thereof.

(l)          If an event of default occurs under the Deerfield Credit Facility.

Section 5.5           Automatic Acceleration on Dissolution or Bankruptcy. Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 5.4(d) shall occur, the principal of the Note together with any other outstanding Obligations under this Agreement shall thereupon become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers.

Section 5.6           Recovery of Amounts Due. If any amount payable hereunder is not paid as and when due, the Borrowers hereby authorize the Lender to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrowers to the full extent of all amounts payable to the Lender.

ARTICLE 6

MISCELLANEOUS

Section 6.1           Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when red by electronic mail (sender shall have received a “read by recipient” confirmation) in each case addressed to a party. The addresses for such communications shall be:

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If to the Borrowers:

Flamel US Holdings, Inc.

702 Spirit 40 Park Drive, Ste. 108

Chesterfield MO 63005

Fax: 636-449-1850

Email: Anderson@flamel.com

Attn: Michael S. Anderson

With copy to:

Troutman Sanders LLP

The Chrysler Building

405 Lexington Avenue

New York, NY 10174-0700

Fax: (212) 704-6288

Email: clark.sullivan@troutmansanders.com

Attn: Clark G. Sullivan

If to the Lender:

Broadfin Healthcare Master Fund, Ltd.

c/o Broadfin Capital, LLC
237 Park Avenue, Suite 900
New York, NY 10017

Fax: 212-808-2464

Email: kevin@broadfincapital.com

Attn: Kevin Kotler

With a copy to:

Greenberg Traurig, LLP
One International Place
Boston, MA 02110
Fax: 617.279.8433
Email: puopolor@gtlaw.com
Attn: Robert E. Puopolo

Section 6.2           Waiver of Notice. Whenever any notice is required to be given to the Lender or the Borrowers under the any of the Transaction Documents, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3           Reimbursement of Legal and Other Expenses. If any amount owing to the Lender under any Transaction Document shall be collected through enforcement of this Agreement, any Transaction Document or restructuring of the Loans in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, the Borrowers shall pay (in addition to all monies then due in respect of the Loans or otherwise payable under any Transaction Document) attorneys’ and other fees and expenses incurred in respect of such collection.

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Section 6.4           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury.

Section 6.5           Successors and Assigns. This Agreement shall bind and inure to the respective successors and assigns of the Parties, except that no Borrower may assign or otherwise transfer all or any part of its rights under this Agreement or the Obligations without the prior written consent of the Lender.

Section 6.6           Entire Agreement. The Transaction Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto. The provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by the authorized officer of each Party.

Section 6.7           Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 6.8           Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies and facsimile copies thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

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Section 6.9           Survival.

(a)          This Agreement and all agreements, representations and warranties made in the Transaction Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the making of the Loans hereunder regardless of any investigation made by any such other Party or on its behalf, and shall continue in force until all amounts payable under the Transaction Documents shall have been fully paid in accordance with the provisions thereof, and the Lender shall not be deemed to have waived, by reason of making the Loans, any Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lender may have had notice or knowledge of any such Event of Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time any Loan was made.

(b)          The obligations of the Borrowers under Section 2.5 and the obligations of the Borrowers and the Lender under this Article 6 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, or the termination of this Agreement or any provision hereof.

Section 6.10         Waiver. Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Lender upon any default under this Agreement, or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Lender in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Lender in respect of any other default. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 6.11         Indemnity.

(a)          The Parties shall, at all times, indemnify and hold each other harmless (the “Indemnity”) and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the cost of defending against such claims), damages, liabilities, penalties, or other expenses arising out of, or relating to, the Transaction Documents, the extension of credit hereunder or the Loans or the use or intended use of the Loans, which an Indemnified Person may incur or to which an Indemnified Person may become subject (each, a “Loss”). The Indemnity shall not apply to the extent that a court or arbitral tribunal with jurisdiction over the subject matter of the Loss, and over the Lender or any Borrower, as applicable, and such other Indemnified Person that had an adequate opportunity to defend its interests, determines that such Loss resulted from the gross negligence or willful misconduct of the Indemnified Person, which determination results in a final, non-appealable judgment or decision of a court or tribunal of competent jurisdiction. The Indemnity is independent of and in addition to any other agreement of any Party under any Transaction Document to pay any amount to the Lender or any Borrower, as applicable, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement.

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(b)          Promptly after receipt by an Indemnified Person under this Section 6.11 of notice of the commencement of any action (including any governmental action), such Indemnified Person shall, if a Loss in respect thereof is to be made against the Borrowers under this Section 6.11, deliver to the Borrowers a written notice of the commencement thereof, and the Borrowers shall have the right to participate in, and, to the extent the Borrowers so desire, to assume control of the defense thereof with counsel mutually satisfactory to the Borrowers and the Indemnified Person, as the case may be.

(c)          An Indemnified Person shall have the right to retain its own counsel with the reasonable fees and expenses to be paid by the Borrowers, if, in the reasonable opinion of counsel for the Lender, the representation by such counsel of the Indemnified Person and the Borrowers would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. The Borrowers shall pay for only one separate legal counsel for the Indemnified Persons, and such legal counsel shall be selected by the Lender. The failure to deliver written notice to the Borrowers within a reasonable time of the commencement of any such action shall not relieve the Borrowers of any liability to the Indemnified Person under this Section 6.11, except to the extent that the Borrowers are actually prejudiced in their ability to defend such action. The indemnification required by this Section 6.11 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

(d)          Without prejudice to the survival of any other agreement of any of the Parties hereunder, the agreements and the obligations of the Parties contained in this Section 6.11 shall survive the termination of each other provision hereof and the payment of all amounts payable to the Lender hereunder.

Section 6.12         No Usury. The Transaction Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Lender for the Loans exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Lender shall ever receive anything which might be deemed interest under applicable law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loans, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loans, such deemed excess shall be refunded to the Borrowers. All sums paid or agreed to be paid to the Lender for the Loans shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the deemed rate of interest on account of the Loans is uniform throughout the term thereof. The terms and provisions of this Section shall control and supersede every other provision of this Agreement and the Note.

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Section 6.13         Further Assurances. From time to time, the Borrowers shall perform any and all acts and execute and deliver to the Lender such additional documents as may be necessary or as requested by the Lender to carry out the purposes of any Transaction Document or any or to preserve and protect the Lender’s rights as contemplated therein.

Section 6.14         Independent Transaction Documents. Each Transaction Document constitutes an independent agreement between the parties thereto (the “Transaction Parties”) and no Transaction Document shall be construed so as to affect the rights of the Transaction Parties to their rights and remedies under another Transaction Document.

Section 6.15         Currency. All amounts owing under this Agreement, the Note and the Security Agreement shall be paid in Dollars

Section 6.16         Judgment Currency.

(a)          If, for the purpose of obtaining or enforcing judgment against the Borrowers in any court in any jurisdiction with respect to any Transaction Document, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 6.16 referred to as the “Judgment Currency”) an amount due in United States dollars, the conversion shall be made at the last exchange rate published in the Wall Street Journal on the business day immediately preceding (the “Exchange Rate”):

(i)          the date actual payment of the amount is due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to payment being due on such date; or

(ii)         the date on which the French or any other non U.S. court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such payment is made pursuant to this Section 6.16 being hereinafter referred to as the “Judgment Payment Date”).

(b)          If in the case of any proceeding in the court of any jurisdiction referred to in Section 6.16(a)(ii) above, there is a change in the Exchange Rate on the date of calculation prevailing between the Judgment Payment Date and the date of actual payment of the amount due, the Borrowers shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of United States dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Payment Date.

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(c)          Any amount due from the Borrowers under this Section 6.16 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amount due under or in respect of this Agreement and/or the Note.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Lender and the Borrowers have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:

FLAMEL US HOLDINGS, INC.

By:
	Name:	Michael S. Anderson
	Title:	President

ÉCLAT PHARMACEUTICALS, LLC

By:
	Name:	Michael S. Anderson
	Title:	President and Chief Executive Officer

TALEC PHARMA, LLC

By:
	Name:	Michael S. Anderson
	Title:	President and Chief Executive Officer

FLAMEL TECHNOLOGIES, INC.

By:
	Name:	Michael S. Anderson
	Title:	President

LENDER:

BROADFIN HEALTHCARE MASTER FUND, LTD.

By:
	Name:	Kevin Kotler
	Title:	Director

Exhibit A

PROMISSORY NOTE

$15,000,000	December 3, 2013

FOR VALUE RECEIVED, Flamel US Holdings, Inc., a Delaware corporation, Éclat Pharmaceuticals, LLC, a Delaware limited liability company, and Talec Pharma, LLC, a Delaware limited liability company (each a “Borrower” and collectively, the “Borrowers”), by means of this Promissory Note (this “Note”), hereby jointly and severally, unconditionally promise to pay to Broadfin Healthcare Master Fund, Ltd. (the “Lender”), a principal amount equal to $15,000,000, or, if less, the outstanding principal amount of all Loans (as such term is defined in the Facility Agreement referenced below) in lawful money of the United States of America and in immediately available funds, on the dates provided in the Facility Agreement.

This Note is the “Note” referred to in the Facility Agreement dated as of December 3, 2013 between the Borrowers and the Lender (as modified and supplemented and in effect from time to time, the “Facility Agreement”), with respect to the Loans made or to be made by the Lender thereunder. Capitalized terms used herein and not expressly defined in this Note shall have the respective meanings assigned to them in the Facility Agreement.

This Note shall bear interest on the principal amount hereof pursuant to the provisions of the Facility Agreement.

The Borrowers shall make all payments to the Lender of interest and principal under this Note in the manner provided in and otherwise in accordance with the Facility Agreement. The outstanding principal amount of this Note shall be due and payable in full on the Final Payment Date.

If default is made in the punctual payment of principal or any other amount under this Note in accordance with the Facility Agreement, or if any other Event of Default has occurred and is continuing, this Note shall, at the Lender’s option exercised at any time upon or after the occurrence and during the continuance of any Event of Default and in accordance with the applicable provisions of the Facility Agreement, become immediately due and payable.

All payments of any kind due to the Lender from the Borrowers pursuant to this Note shall be made in the full face amount thereof. Subject to the terms of the Facility Agreement, all such payments will be free and clear of, and without deduction or withholding for, any present or future taxes. The Borrowers shall pay all and any costs (administrative or otherwise) imposed by the Borrowers’ banks, clearing houses, or any other financial institution, in connection with making any payments hereunder.

The Borrowers shall pay all costs of collection, including, without limitation, all reasonable, documented legal expenses and attorneys’ fees, paid or incurred by the Lender in collecting and enforcing this Note.

Other than those notices required to be provided by Lender to Borrowers under the terms of the Facility Agreement, the Borrowers and every endorser of this Note, or the obligations represented hereby, expressly waive presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note and the Facility Agreement or the performance of the obligations under this Note and/or the Facility Agreement. No renewal or extension of this Note or the Facility Agreement, no release of any Person primarily or secondarily liable on this Note or the Facility Agreement, including the Borrowers and any endorser, no delay in the enforcement of payment of this Note or the Facility Agreement, and no delay or omission in exercising any right or power under this Note or the Facility Agreement shall affect the liability of the Borrowers or any endorser of this Note.

No delay or omission by the Lender in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Note may be waived or amended only in a writing signed by the Borrowers and the Lender. This Note may be prepaid in whole or in part in accordance with the provisions of the Facility Agreement.

This Note, and any rights of the Lender arising out of or relating to this Note, may, at the option of the Lender, be enforced by the Lender in the courts of the United States of America located in the Southern District of the State of New York or in any other courts having jurisdiction. For the benefit of the Lender, the Borrowers hereby irrevocably agree that any legal action, suit or other proceeding arising out of or relating to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and hereby consents that personal service of summons or other legal process may be made as set forth in Section 5.1 of the Facility Agreement, which service the Borrowers agree shall be sufficient and valid. The Borrowers hereby waive any and all rights to demand a trial by jury in any action, suit or other proceeding arising out of or relating to this Note or the transactions contemplated by this Note.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State, without giving effect to the conflicts of laws principles thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

[Signature page follow]

IN WITNESS WHEREOF, an authorized representative of each Borrower has executed this Note as of the date first written above.

FLAMEL US HOLDINGS, INC.

By:
Name:
Title:

ÉCLAT PHARMACEUTICALS, LLC

By:
Name:
Title:

TALEC PHARMA, LLC

By:
Name:
Title:

FLAMEL TECHNOLOGIES, INC.

By:
Name:
Title:

Exhibit B

Indebtedness

In December 2004, Flamel and GSK (GSK) entered into a four year supply agreement whereby Flamel agreed to supply GSK with commercial supplies of product. The provisions of the agreement include payments to Flamel of $20,717,000 to support the costs and capital expenditure relative to the creation of a manufacturing area for the production of commercial supply of the product. The capital expenditures consist of both buildings and fixtures, and production equipment. Flamel acquired immediate title to buildings and fixtures; however title to production equipment remained with GSK for the duration of the supply agreement.

In connection with this 2004 supply agreement, Flamel received funds to finance facilities related assets. A total of $8,188,000 has been spent on the acquisition of buildings and fixtures and a total of $11,138,000 has been spent on behalf of GSK for the purchase of production equipment. As of December 31, 2012 the funds received from GSK to finance the acquisition of assets owned by Flamel are classified as a current liability for $316,000 and as a long term liability for $3,818,000. In July 2006, Flamel and GSK entered into a side agreement to the original agreement whereby GSK partially sponsored the extension of the Micropump development facility. This facility was completed in March 2008. As of December 31, 2007, Flamel had received all installments from GSK for financing of this project. The total installments amounted to $8,097,000. As of December 31, 2012, the funds received from GSK are classified as a current liability for $353,000 and as a long term liability for $2,527,000

If Flamel breaches the supply agreement through gross negligence, GSK can choose to terminate the supply agreement. In the event of a breach and a decision to terminate the agreement, all payments received become repayable to GSK and Flamel will receive immediate title to all production equipment. Upon cessation of the supply agreement, in the normal course of business, GSK will pass title to all production equipment to Flamel without cost of any kind.

Exhibit C

Liens

Pursuant to the 2004 supply agreement with GSK, GSK retains title to certain production equipment financed with advances from GSK for the duration of the supply agreement.